Supplement dated January 20, 2017

to the pricing supplement dated December 20, 2016,
product supplement EQUITY INDICES ARN-1

dated July 28, 2016, prospectus supplement dated July 18, 2016,

and prospectus dated July 18, 2016
(together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-212571

Barclays Bank PLC

Medium-Term Notes, Series A

Accelerated Return Notes®
Linked to the S&P 500® Index, due December 28, 2018

CUSIP: 06745R578

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the pricing supplement (the “Pricing Supplement”), dated December 20, 2016 and filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2016, as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period (subject to adjustment under certain circumstances in the event of a Market Disruption Event). The closing level of the Market Measure on December 20, 2016, the first day of the Starting Value Determination Period, was 2,270.76.

The Starting Value Determination Period expired on January 20, 2017. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 2,238.83, which was the closing level of the Market Measure on December 30, 2016.  This closing level is less than 2,270.76.

Therefore, the Starting Value for the notes is 2,238.83.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-7 of the Pricing Supplement, on page PS-6 of product supplement EQUITY INDICES ARN-1, and on page S-7 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Pricing Supplement dated December 20, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916163449/a16-22465_38424b2.htm

•                  Product supplement EQUITY INDICES ARN-1 dated July 28, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916134987/a16-14463_34424b3.htm

•                  Series A MTN prospectus supplement dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Prospectus dated July 18, 2016:
https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Our Central Index Key, or CIK, on the SEC website is 312070. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.